AMENDMENT NO.  2 TO EMPLOYMENT AGREEMENT BETWEEN ELECTRONIC
CIGARETTES INTERNATIONAL GROUP, LTD. AND DANIEL J O'NEILL (Executive)

THIS SECOND AMENDMENT (the "Amendment") to the EMPLOYMENT AGREEMENT dated effective as of March 15, 2015 (the “Employment Agreement”) is entered into as of September 30, 2016 by and between Electronic Cigarettes International Group, Ltd, a Nevada corporation (the "Company"), and Daniel J. O'Neill, an individual with a physical address at 4115 Chemin Ste Angelique, Saint-Lazare, Quebec J7T 2 5, Canada (the "Executive") (collectively, the "Parties," individually, a "Party"),

WITNESSETH:

WHEREAS, the Parties wish to amend certain sections of the Employment Agreement; and;

WHEREAS, the Company's compensation committee of the board of directors (the "Board") has determined that it is in the best interests of the Company, its affiliates, and its stockholders to amend the Employment Agreement on the terms set forth herein.

NOW,  THEREFORE, in  consideration  of the  promises  and  the  mutual  covenants and  agreements set forth herein, the Parties,  intending to be legally bound,  hereby  agree as follows:

The following sections of the Employment Agreement shall be amended and restated as follows:

A. Section 4.7(a) of Article Four is amended and restated as follows:

4.7             Obligations of the Company upon Termination.

(a)               Good Reason or Change of Control; Other Than for Cause.  If, during the Employment Term, the Company (or  applicable affiliated company) shall  terminate the Executive's  employment hereunder  other  than  for Cause or the Executive shall terminate the Executive's employment either for (I) Good Reason or, (2) any reason (if during the Change of Control Period):

(i)	the Company shall pay to the Executive in a lump sum (A) the sum of (I) Executive's Base Salary, if any, which has been earned but not paid through the Termination Date, (2) the product of (x) the Annual Bonus, if any, earned in the preceding fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365, (3) the prior year's Annual Bonus, to the extent earned but not paid, (4) the amount of any unreimbursed business expenses incurred by the Executive on or prior to the Date of Termination, and (5) any accrued vacation or other pay pursuant to the Corporation's vacation policy, to the extent not previously paid; and (B) in the event of a change of control an amount equal to 36 months of Executive's Base Salary and in the event of termination for good reason, 12 months of Executive’s Base Salary.

B.         Section 7.3 (a) (b) and (d) of Article 7 are amended and restated as follows:

All references to 15% are amended and increased to 50% and section (e) is deleted.

Except for the modifications set forth above, all other terms and conditions of the Employment Agreement and Amendment No. 1 remain in full force and effect.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto as of November 9, 2016.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

BY: _____________________________________________

James P. Geiskopf, Chairman, Compensation Committee

EXECUTIVE

BY______________________________________________

Daniel J. O’Neil